PALATIN TECHNOLOGIES, INC. 2007
CHANGE IN CONTROL SEVERANCE PLAN

1.     Introduction. Palatin Technologies, Inc. (the “Company”), on its own behalf and on behalf of its affiliated entities with any of the operations covered hereunder, does hereby establish and adopt the Palatin Technologies, Inc. Change in Control Severance Plan (the “Plan”), effective December 7, 2007 (the “Effective Date”). The Plan is an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), intended to provide specified Change in Control severance benefits to eligible employees whose employment with the Company or its successor is involuntarily terminated in connection with a Change in Control or by reason of his or her Constructive Discharge.

        This document constitutes both the Plan document and the summary plan description and is provided to you as required by ERISA. Your ERISA rights are described at the end of this document. You should keep it for future reference.

2.     Important Terms. To help you understand how this Plan works, it is important to know the following terms:

        2.1 “Administrator”means the person(s) or committee appointed by the Board (or its delegate) to oversee the administration of the Plan. The term “Administrator” will also include any person or subcommittee to whom the Administrator has delegated any authority or responsibility pursuant to Section 7, but only to the extent of such delegation.

        2.2 "Base Salary" means an employee's base pay, as in effect from time to time.

        2.3 "Board" means the Company's Board of Directors.

        2.4 “Cause” means: (A) a material breach of, or habitual neglect or failure to perform the material duties which an employee is required to perform by the Company; (B) the material failure to follow the reasonable directives or policies established by employee’s supervisor or the Company’s Board of Directors; or (C) engaging in conduct that is materially detrimental to the interests of the Company such that the Company sustains a material loss or injury as a result thereof, provided that the breach or failure of performance by the Employee under subparagraphs (A) through (C) hereof is not cured, to the extent cure is possible, within ten (10) days of the delivery to the Employee of written notice thereof.

        2.5 "Change in Control" means the occurrence of any of the following events:

        (a)    Any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;

        (b)    the date the individuals who, during any twelve month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director during the twelve month period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

        (c)    a merger or consolidation of the Company approved by the stockholders of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a re-capitalization of the Company (or similar transaction) in which no “person” (as defined in Section 6.4(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

        (d)    a sale of all or substantially all of the assets of the Company.

        2.6 “Change in Control Date” means the date on which a Change in Control is effective, as determined by the Administrator in his sole discretion.

        2.7 "Code" means the Internal Revenue Code of 1986, as amended.

        2.8 "Company" means Palatin Technologies, Inc., a Delaware corporation and any successor by merger, acquisition, consolidation, or otherwise that assumes the obligations of the Company under the Plan.

        2.9 “Constructive Discharge” means (A) a material diminution in the employee’s Base Salary as in effect immediately prior to a Change in Control; (B) a material diminution or adverse change, in the Company’s reasonable determination, in the employee’s position, status or circumstance of employment or the assignment to the employee of any duties or responsibilities which result in any material diminution or adverse change in the employee’s position, status or circumstances of employment; or (C) change in an employee’s principal work location to a location more than thirty five (35) miles from his or her principal work location immediately prior to the Change in Control Date.

        2.10 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        2.11 "Plan" means the Palatin Technologies, Inc. 2007 Change in Control Severance Plan, as set forth in this document, and as hereafter amended from time to time.

        2.12 “Severance Benefit” means the “Change in Control severance benefit” that an Eligible Employee may receive pursuant to Section 5.

        2.13 "Termination Date" means the effective date of an Eligible Employee's termination of employment with the Company.

3.     Eligibility.

        3.1 In order for you to be considered an "Eligible Employee," each of the following requirements must be satisfied:

        (a)    Except as otherwise provided in Section 4.2 below, you must be an “Employee” of the Company on the date immediately preceding the Change in Control Date. The term “Employee” means a current, full-time or part-time employee of the Company who is regularly scheduled to work twenty (20) or more hours per work, but the term “Employee” shall exclude for all purposes any individual who is classified by the Company as a former employee, a temporary or leased employee, a seasonal employee, an intern, a consultant, a vendor or an independent contractor; and

        (b)    Except as otherwise provided in Section 4.2 below, your employment with the Company must, within twelve (12) months following a Change in Control, be (i) involuntarily terminated by the Company without Cause; or (ii) voluntarily terminated by you in circumstances that would qualify as a Constructive Discharge.

        3.2 The Administrator will determine, in his sole discretion, which persons who provide services to, for or on behalf of the Company are excluded from participating in the Plan, and such determinations by the Administrator will be final and binding on all persons for purposes of the Plan.

        3.3 If an Employee and the Company have entered into a written agreement which expressly provides for severance benefits or which provides for other payments, benefits or contractual arrangements, the payment of which is conditioned upon his or her termination of employment with the Company in connection with a Change in Control or other similar circumstances (other than the written release described in Section 4.1(c) above), the Employee shall not be considered an Eligible Employee under this Plan.

4.     Conditions for Payment of Benefits.

        4.1 Notwithstanding any other provision of this Plan, Severance Benefits are payable to an otherwise Eligible Employee only if:

        (a)    The Eligible Employee’s employment with the Company is not terminated by death or permanent disability or for Cause prior to the Change in Control Date;

        (b)    Except as otherwise provided in Section 4.2, the Eligible Employee does not voluntarily terminate his or her employment prior to the Change in Control Date; and

        (c)    The Eligible Employee executes a general waiver and release in substantially the form attached hereto as Exhibit B, that becomes effective in accordance with its terms. Unless a Change in Control has occurred, the Administrator, in his sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Eligible Employee.

        4.2 Notwithstanding anything in this Plan to the contrary, if, after the Effective Date and within six (6) months prior to the date on which a Change in Control occurs, an Eligible Employee’s employment with the Company is terminated by the Company other than by reason of the Eligible Employee’s death, permanent disability or circumstances that would constitute Cause, or the terms and conditions of the Eligible Employee’s employment are adversely changed in a manner that would constitute grounds for a termination of employment by the Eligible Employee by reason of a Constructive Discharge, and it is reasonably demonstrated that such termination of employment or adverse change (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Plan such termination of employment shall be deemed to have occurred immediately after the Change in Control and shall be considered either termination of the Eligible Employee’s employment without Cause by the Company or termination of the Eligible Employee’s employment by the Eligible Employee by reason of a Constructive Discharge, as the case may be, entitling the Eligible Employee to the benefits under Section 5 below.

5.     Amount of Benefits.

        5.1 An Eligible Employee who becomes entitled to Severance Benefits under Section 3 and who is not precluded from receiving such benefits under Section 4 shall be eligible to receive the Severance Benefits described in Exhibit A, as modified by the Company (or its delegate) from time to time.

        5.2 Severance Benefits for an Eligible Employee who is working on a part-time schedule (provided such schedule provides for at least 20 hours per week of employment) shall be pro-rated based on his or her scheduled workweek at the time of his or her Termination Date.

6.     Method of Payment.

        6.1 Any Severance Benefits provided for in Sections 3 and 5 above will be paid in a lump sum payment, minus applicable withholdings as required by law, within sixty (60) days following an Employee’s Termination Date, provided however, any Severance Benefits provided for in Sections 4.2 and 5 above will be paid in a lump sum payment upon the Change in Control. All payments under the Plan will be made in the form of a check and will be mailed via first class mail to the address on file. Cash reimbursements or subsidies for COBRA premiums shall be made as and when provided in the applicable Company health plan.

        6.2 If an Eligible Employee is indebted to the Company at his or her termination date, the Administrator reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. In no event shall payment of any Plan benefit be made prior to the

Eligible Employee’s Termination Date or prior to the effective date of the release described in Section 4.1(c).

7.     Administration.

        7.1 The Plan is administered by the Administrator. The Administrator will have full discretionary authority to administer the Plan in all of its details, subject, however, to the requirements of ERISA. For this purpose the Administrator’s power will include, but will not be limited to, the following authority:

        (a)    to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan or required to comply with applicable law;

        (b)    subject to the Company’s delegation of authority, to amend the terms of the Plan;

        (c)    to interpret the Plan, its interpretation thereof in good faith to be final and conclusive on any employee, former employee, and beneficiary;

        (d)    to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

        (e)    to compute the amount of benefits which will be payable to any Eligible Employee, former Eligible Employee, or beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;

        (f)    to authorize the payment of benefits;

        (g)    to keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the Code, ERISA, and applicable regulations, or under state or local law and regulations;

        (h)    to appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan; and

        (i)    by written instrument, to allocate and delegate its fiduciary responsibilities in accordance with Section 405 of ERISA.

8.     Amendment and Termination.

        8.1 The Company reserves the right to amend or terminate this Plan at any time; provided, however, that the Board may delegate its authority to approve Plan amendments to the Administrator. Notwithstanding the foregoing, on or after the Change in Control Date, or following or in connection with the approval by the Board of a Change in Control (unless such Change in Control is not reasonably expected to occur), this Plan cannot be amended, altered, suspended or terminated in a manner that adversely affects an Eligible Employee, except upon six (6) months’ prior written notice by the Company (or its delegate) to the affected Eligible Employee; provided, however, that no such amendment, alteration, suspension or termination shall affect the right to any unpaid benefit of any Eligible Employee whose Termination Date has occurred prior to amendment, alteration, suspension or termination of the Plan. In addition, if a Change in Control occurs within the six (6) month period following the effective date of an amendment to terminate the Plan or otherwise reduce the amount (or alter the terms) of any severance benefit under the Plan, such amendment (or portion of such amendment) will become null and void upon the Change in Control Date. Upon the Change in Control, the Plan will automatically revert to the terms in effect prior to the adoption of said amendment.

        8.2 The authorization of an amendment to the Plan must be evidenced by one of the following: (1) a resolution of the Board; (2) execution of the amendment by the Company’s chief executive officer, president or secretary; (3) ratification of the amendment by either a resolution of the Board or written confirmation of ratification by the chief executive officer, president or secretary; or (4) in the event the Board delegates its authority to amend the Plan to the Administrator, formal written confirmation of the Administrator’s ratification of the amendment. Notice of any amendment must be provided to or made available to the Administrator. All amendments and modifications must be in writing and signed as provided above to be effective; oral amendments and modifications of this Plan are not effective.

        8.3 Notwithstanding the foregoing limitations, the Plan may be amended at any time (and such amendment will be given effect) if such amendment is required to bring the Plan into compliance with applicable law, including but not limited to Section 409A of the Code.

9.     Claims and Appeals Procedures.

        9.1 An Eligible Employee does not have to file a claim for Severance Benefits. However, if an Eligible Employee believes his or her Severance Benefits have been incorrectly determined, he or she may file a written notice with the Administrator at the address listed below to request a review of the determination. If the claim is denied (in full or in part), the claimant shall be provided a written or electronic response from the Administrator. The Administrator’s response shall include the following information:

        (a)    The specific reason(s) for the denial;

        (b)    Reference to the specific Plan provision(s) upon which the denial was based;

        (c)    A description of any additional or material information that is necessary for the appeal of the denied claim to be successful, and an explanation of why this information is necessary;

        (d)    A description of any voluntary appeal procedures available under the Plan and your right to receive information about them;

        (e)    An explanation of the review procedure summarized below, including the time limits applicable to the review procedures and the claimant’s rights to submit written comments and have them considered, the claimant’s right to review (upon request and at no charge) relevant documents and other information; and

        (f)    A statement that the claimant has a right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) following a denial of an appeal of the claim.

        (g)    If the Administrator relied on an internal rule, guideline, protocol, or other similar criterion in denying the claim, then the Administrator either will provide the claimant with a copy of the criterion or will notify the claimant that it relied on such a criterion and inform the claimant that he or she may request a copy of the criterion free of charge.

        9.2 A notice of denial shall be furnished to the claimant no later than ninety (90) days after receipt of the claim by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing the claim. If the Administrator determines than an extension of time for processing is required, then notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The notice shall inform the claimant of the following:

        (a)    The special circumstances requiring the extension of time;

        (b)    The date by which the claimant can expect a decision;

        (c)    The standards for determining the claimant’s entitlement to benefits;

        (d)    The unresolved issue(s) that prevent a decision on the claim; and

        (e)    A description of any additional information that the claimant needs to submit.

        9.3 If the claimant’s claim is denied, the claimant (or his or her authorized representative) may, within sixty (60) days of receiving notice of such denial, apply in writing to the Administrator for a review of the decision denying the claim. The Administrator shall afford the claimant a full and fair review of the decision denying the claim and, if so requested, shall:

        (a)    Provide the claimant with the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

        (b)    Provide that the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of all documents, records and other information (other than documents, records and other information that is legally privileged) relevant to the claimant’s claim for benefits; and

        (c)    Provide for a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

        9.4 The Administrator’s decision on review shall be issued within sixty (60) days following the request for review. The period for decision may, however, be extended up to one hundred and twenty (120) days after such receipt if the Administrator determines that special circumstances require extension. In the case of an extension, notice of the extension shall be furnished to the claimant (or his or her authorized representative) prior to the expiration of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render the benefits determination. If the claimant’s appeal is subsequently also denied by the Administrator, in whole or in part, then the claimant shall be furnished with a denial notice that shall contain the following:

        (a)    Specific reason(s) for the denial;

        (b)    Reference to the specific Plan provision(s) on which the denial is based; and

        (c)    An explanation of the Plan’s review procedures and the time limits applicable to such procedures including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following the denial on review.

10.     No Employment Rights. The adoption of this Plan is not a contract between the Company and any employee. Further, this Plan does not affect any employee’s at-will status with the Company and does not give any employee any right to continue employment with the Company, any parent, subsidiary or affiliate of the Company, or any successor entity, nor does it interfere with the right of the Company or any successor entity to discharge any employee.

11.     Limitations on Rehire. Upon termination, an Eligible Employee may not be hired or re-hired in a consulting capacity or as a full or part-time employee for a minimum period of one (1) year from his or her Termination Date.

12.     Exclusive Benefits. This Plan supersedes any and all other Change in Control severance benefit plans or severance pay practices of the Company insofar as it relates to the Company’s Employees. Notwithstanding the foregoing, the Plan is not intended to eliminate any Change in Control severance benefits to which an Employee may be entitled under an employment agreement with the Company, except to the extent provided under Section 5.2.

13.     Legal Expenses. With respect to any claims as to the validity or enforceability of, or the Company’s liability under, any provision of the Plan arising on or after a Change in Control, the Company agrees to pay, to the full extent permitted by law, all reasonable attorneys’ fees and costs which an employee may reasonably incur; provided, however, that such payment shall be made after, and only if, the employee prevails on at least one material issue raised in the proceeding following exhaustion of all rights of appeal or review.

14.        Deferred Compensation Limitations. Notwithstanding any other provision of this Plan whatsoever, the Administrator, in his sole discretion, shall have the right to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. The Administrator shall delay the payment of any amounts under the Plan to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of publicly-traded companies); in such event, the payment(s) at issue shall not be made before the date which is six (6) months after the date of Eligible Employee’s separation from service, or, if earlier, the date of death.

15.     Certain Increases in Payment.

        15.1 Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of an Eligible Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Eligible Employee shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Eligible Employee after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Eligible Employee shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Eligible Employee’s residence (or, if greater, the state and locality in which he or she is required to file a nonresident income tax return with respect to the Payment) on the date of his or her termination, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

        15.2 All determinations to be made under this Section 15 shall be made by the Company’s independent public accountant which served in this capacity immediately prior to the Change in Control (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Eligible Employee thirty (30) days of the date of the Eligible Employee’s termination. Any such determination by the Accounting Firm shall be binding upon both the Company and the Eligible Employee. After the Accounting Firm’s determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Eligible Employee such amounts as are then due to the Eligible Employee under this Plan in accordance with Section 6.

16.     No Assignment. An Eligible Employee’s rights under this Plan cannot be assigned, alienated, encumbered or otherwise transferred.

17.     Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

18.     Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

19.        Indemnification. The Company hereby agrees to indemnity and hold harmless the officers and employees of the Company, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities.

20.     Welfare Plan Provisions.

        20.1 No payments made pursuant to the Plan are contingent, either directly or indirectly, upon an Eligible Employee’s retirement.

        20.2 Any provisions of this Plan to the contrary notwithstanding, no amount payable to an Eligible Employee under this Plan shall exceed two times the “annual compensation” (within the meaning of Section 2510.3-2(b)(2)(i) of Title 29 of the Code of Federal Regulations) received by such Eligible Employee during the twelve months immediately preceding his or her Termination Date.

        20.3 Any provisions of the Plan to the contrary notwithstanding, all payments to an Eligible Employee will be completed within twenty-four (24) months following such Eligible Employee’s Termination Date.

21.     Source of Payments. All benefits payable under the Plan will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

22.     Governing Law. The provisions of the Plan shall be construed, administered and enforced according to ERISA and, to the extent not preempted, by the laws of the State of New Jersey.

IMPORTANT PLAN INFORMATION

PLAN NAME:	Palatin Technologies, Inc. 2007 Change in Control Severance Plan

TYPE OF PLAN:	Welfare Benefit Plan

PLAN NUMBER:

PLAN SPONSOR:	Palatin Technologies, Inc. 4-C Cedar Brook Road Cranbury, NJ 08512 Telephone: 609-495-2200

IRS EMPLOYER IDENTIFICATION NUMBER:	95-4078884

PLAN ADMINISTRATOR:	Stephen T. Wills Executive Vice President - Operations and Chief Financial Officer Palatin Technologies, Inc.

PLAN AGENT FOR SERVICE OF LEGAL PROCESS:	Palatin Technologies, Inc. 4-C Cedar Brook Road Cranbury, NJ 08512 Attn: Legal Department Telephone: 609-495-2200

PLAN YEAR:	January 1 through December 31; the initial plan year shall be December 7, 2007 through December 31, 2007.

FUNDING MEDIUM:	Unfunded. Benefits are paid from the general assets of the employer.

YOUR RIGHTS UNDER ERISA

        The Employee Retirement Income Security Act of 1974 (“ERISA”) was enacted to help assure that all employer-sponsored group benefits programs conform to standards set by Congress. The Palatin Technologies, Inc. 2007 Change in Control Severance Plan is covered by ERISA and an employee who is a participant in this Plan is entitled to certain rights and protections. ERISA provides that all Plan participants shall be entitled to examine, without charge, at the Company’s business office, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions and to obtain copies of all Plan documents and other Plan information, if applicable, upon written request to the Company. The Company may make a reasonable charge for the copies. The Company is required by law to furnish each participant with a copy of the Plan’s summary annual report, if applicable.

        In addition to creating rights for Plan participants, ERISA also sets forth certain duties for the people who are responsible for the operation of the Plan. The people who operate the Plan are called “fiduciaries” of the Plan. They have a duty to operate the Plan prudently and in the best interests of you and other Plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you to prevent you from either obtaining any Plan benefit or exercising your rights under ERISA. However, neither the existence of the Plan nor this summary plan description constitutes an employment contract or affects the right of the company to lawfully terminate your employment.

        If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reasons for the denial. You have the right to have the Administrator review and reconsider your claim.

        Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 per day until you receive the materials (unless the materials were not sent because of reasons beyond the control of the Administrator). If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries do not fulfill their responsibilities under ERISA, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if the court finds your claim is frivolous). If you have any questions about your Plan, you should contact the Administrator.

        If you have any questions about this statement or about your rights under ERISA you should contact the nearest Area Office of the Employee Benefits Security Administration, U.S. Department of Labor.

EXHIBIT A

Severance Compensation	Employee Classification	Minimum	Maximum
Paid in a lump sum payment of not less than the Minimum nor more than the Maximum based on: (a) the Employee's job classification immediately preceding the Change in Control Date and (b) years of service (employment) with Company	Chief Executive Officer, Executive Vice President, Chief Financial Officer, Chief Technology Officer	6 Months (Less than two years of service)	12 Months
	Vice President; Executive Director	2 Months per year of service, but not less than 6 Months	9 Months
	Director	1 Month per year of service, but not less than 3 Months	6 Months
	Associate Director; Manager	One-half Month per year of service, but not less than 2 Months	4 Months
	All Other Employees	One-half Month per year of service, but not less than 1 Month	3 Months
Bonuses	If an accrued bonus has not yet been paid to an Employee for the full fiscal year preceding termination, such bonus shall be paid within sixty (60) days of termination of employment.
Extended Medical/Dental/Vision (COBRA)	An Employee receiving medical and/or dental and/or vision coverage under a Company-sponsored health plan will be eligible to continue the applicable benefits at active employee rates for the period of time coinciding with the period for which severance benefits are paid under this Plan.

IF YOU LOSE ELIGIBILITY FOR COBRA OR OTHER CONTINUATION COVERAGE, AS DESCRIBED IN THE COBRA DOCUMENTS YOU WILL RECEIVE, THE COMPANY WILL STOP PAYING ITS PORTION OF THE PREMIUMS FOR YOUR CONTINUATION COVERAGE.

Release Required	No separation benefits will be paid to any terminated employee unless he/she executes a written release of all claims against the Company and related parties arising out of the employee's employment or termination of that employment.

Employment Agreement	In the event the Employee is party to any written agreement or employment letter providing severance benefits, the Employee will not be considered an Eligible Employee under the Plan.

EXHIBIT B

Separation Agreement and General Release

This Waiver and Release Agreement (the “Agreement”) is made between Palatin Technologies, Inc. (the “Company”) and ________ (“Employee” or “You”), and is a condition to your receipt of benefits under the Company’s Change in Control Severance Plan.

        1.  Severance Benefits. Within sixty (60) days following your termination of employment if you terminated after a Change in Control or upon a Change in Control if you terminated employment before a Change in Control, as long as you execute and deliver the Release to the Company and do not revoke the Release, you will receive from Company the benefits to which you are entitled as described in Exhibit A to the Company’s Change in Control Severance Plan (the “Plan”). Company makes no representations or warranties regarding the tax consequences of the payments described above (“Severance Benefits”), and will issue a W-2 and/or Form 1099-MISC as it deems appropriate. You acknowledge that you are not otherwise entitled to this consideration under Company policies and procedures or applicable law.

        You acknowledge and agree that the Separation Benefits provide special consideration for this Agreement. You also agree that except for the Severance Benefits, and your final wages, which shall be paid to you in accordance with the Company’s regular payroll practices and applicable law (which payments you will receive whether or not you sign this Agreement), you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit.

        2.  Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Severance Benefits, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1/ of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

        Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

**	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have

_________________

1/      For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, partners, employees, trustees, agents, successors and assigns.

been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Federal Age Discrimination in Employment Act, the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the New Jersey Conscientious Employee Protection Act and any similar federal or state statutes.

**	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**	Any other Claim arising under state or federal law.

        Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

        It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, if you are the age of 40 or older, consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement [45 days if a group termination, and in such event, the applicable schedule is attached hereto] by signing below and returning it to _____________ at the Company. In addition, if you 40 or older, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to ____________ at the Company. The eighth day following your signing of this Agreement is the “Effective Date.”

        Also, consistent with the provisions of Federal and State discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the federal age or other federal and state discrimination laws (the

“Discrimination Laws”) or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or equivalent state agency, or from participating in any investigation or proceeding conducted by the EEOC or state agency equivalent. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.

        3.  Proprietary Information. You agree not to disclose, use or otherwise misappropriate any trade secrets or other confidential and proprietary information belonging to Company or acquired by you during your employment with Company. You also acknowledge that Company’s Employee Agreement on Confidentiality, Intellectual Property, Debarment Certification and Conflict of Interest, which you signed as a condition of your employment, shall remain in effect after your employment with Company ends, and your signature hereto represents your agreement to abide by the terms thereof. You further acknowledge that there shall be no modification or amendment of the Company’s Employee Agreement on Confidentiality, Intellectual Property, Debarment Certification and Conflict of Interest without Company’s prior written consent.

        4.  Confidentiality. You further agree to maintain this Release and its contents in the strictest confidence and agree that you will not disclose the terms of this Release to any third party without the prior written consent of Company, unless otherwise required by law. Notwithstanding the foregoing, you may disclose the terms of this Release to your spouse, and for legitimate business reasons, to legal, financial, and tax advisors.

        5.  Return of Company Property. You represent that you have returned to the Company all the Company property (including without limitation, keys to all offices and facilities, mobile telephones, employee handbooks, business cards, client files, corporate credit cards, telephone calling card, files, sales material) in your possession and you have not retained any reproductions of these items.

        6.   Entire Agreement/Modification/Waiver/Choice of Law/Enforceability. You acknowledge and agree that this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company except as specifically set forth herein. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in the State of New Jersey and shall be construed in accordance with the laws of New Jersey without giving effect to conflict of law principles. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

        By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement. The parties agree that the last act necessary to render this Agreement effective is for the Company to sign the Agreement, and that the Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

        If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to [NAME] at the Company by [DATE 21 days after delivery].

Sincerely,
Palatin Technologies, Inc.
By:
Its:
Dated: ______________________

Confirmed, Agreed and Acknowledged:

_______________________________
EMPLOYEE NAME

Dated: ______________________